UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIGNETTE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	74-2769415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 South MoPac Expressway

Suite 100

Austin, Texas 78746

(512) 741-4300

(Address, including zip code, of principal executive offices)

VIGNETTE CORPORATION 1999 SUPPLEMENTAL STOCK OPTION PLAN

(Full title of the plan)

Bryce Johnson

Vice President, General Counsel

and Corporate Secretary

Vignette Corporation

1301 South MoPac Expressway

Suite 100

Austin, Texas 78746

(Name and address of agent for service)

(512) 741-4300

(Telephone number, including area code, of agent for service)

With a copy to:

Brian K. Beard

Wilson Sonsini Goodrich & Rosati, Professional Corporation

Las Cimas IV, Fifth Floor

Austin, Texas 78746

(512) 338-5400

DEREGISTRATION OF SHARES

The Registration Statement on Form S-8 (Registration No. 333-91767) (the “Registration Statement”) of Vignette Corporation, a Delaware corporation (“Vignette”), pertaining to the registration of 4,000,000 shares of Vignette’s common stock for issuance under its 1999 Supplemental Stock Option Plan, to which this Post-Effective Amendment No. 1 relates was filed with the Securities and Exchange Commission on November 30, 1999. On November 30, 1999, the Securities and Exchange Commission declared the Registration Statement effective.

Open Text Corporation, a Canadian corporation (“Open Text”), Scenic Merger Corp., a Delaware corporation and wholly owned subsidiary of Open Text, and Vignette have entered into an Agreement and Plan of Merger dated May 5, 2009 (the “Merger Agreement”) that provides for, among other things, the merger of Scenic Merger Corp. with and into Vignette, with Vignette surviving as a wholly owned subsidiary of Open Text (the “Merger”) and the conversion of all outstanding shares of Vignette’s common stock into the right to receive $8.00 per share of cash, without interest, and 0.1447 of one shares of Open Text common stock.

On July 21, 2009, Open Text acquired outstanding shares of Vignette’s common stock and subsequently effected the Merger pursuant to the General Corporation Law of Delaware. The Merger became effective as specified in a Certificate of Merger filed with the Secretary of State of the State of Delaware on July 21, 2009.

In connection with the Merger, Vignette has terminated all offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. Therefore, Vignette hereby removes from registration all common stock registered under the Registration Statement that remains unsold as of July 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 21, 2009.

By:	/s/ Michael A. Aviles
Michael A. Aviles, President and Chief Executive Officer